EXHIBIT 10.1

                        ACKNOWLEDGMENT OF NOTE EXTENSION



NAME OF HOLDER: ___________________________
PRINCIPAL AMOUNT OF NOTE:    $_______________



I. The undersigned (herein called "Holder"), being the Holder of that certain Note in the principal amount set forth above, made by Black Warrior Wireline Corp. (the "Company"), does hereby agree that the Maturity Date of said Note is hereby extended to December 31, 2004 The Company does likewise agree and confirm that all other provisions of the Note shall remain in full force and effect, including without limitation, the accrual of interest due thereon and the conversion rights granted by
       Article IV thereof.

II. As consideration for extending the Maturity Date of the Note, the Company agrees to issue warrants to purchase common stock as follows:

          A. If a Business Combination Transaction has not been entered into by December 31, 2001 and such transaction does not close by March 31, 2002, the Company shall issue to Holder a warrant to purchase 17,500 shares of the Company's common stock.

          B. If thereafter a Business Combination Transaction has not been entered into by December 31, 2002 and such transaction does not close by March 31, 2003, the Company shall issue to Holder a warrant to purchase 37,500 shares of the Company's common stock.

          C. If thereafter a Business Combination Transaction has not been entered into by December 31, 2003 and such transaction does not close by March 31, 2004, the Company shall issue to Holder a warrant to purchase 75,000 shares of the Company's common stock.

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               As the term is used herein, "Business Combination Transaction"
               means (i) an agreement entered into involving the Company in any merger, consolidation, reorganization or other similar transaction (other than a transaction in which the Company is the surviving corporation), (ii) an agreement entered into involving a sale of all or substantially all of the assets of the Company, or (iii) any agreements entered into involving a sale by the holders of all of the outstanding capital stock of the Company resulting in a change of control of the Company.

IV. Each of the warrants issued pursuant to items A. through C. above shall be similar in form to the warrant issued to Holder that accompanied the original Note issued to Holder, shall contain an Exercise Price of $0.75 per share and shall expire five years after the issuance date. The shares issuable on conversion of your note and exercise of your warrants shall have the benefits of the Registration Rights Agreement as defined in your note and shall be deemed to be "Shares" as defined in such Registration Rights Agreement.

V. In the event the Company and General Electric Capital Corp. have not entered into a credit agreement to replace Coast Business Credit as the Company's senior lender on or before October 31, 2001, this Acknowledgement of Note Extension shall be null and void.


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Executed effective August 22, 2001.


                                              COMPANY:

                                              BLACK WARRIOR WIRELINE CORP.



                                              ------------------------------
                                              William L. Jenkins
                                              President



                                              HOLDER:


                                              ------------------------------





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